                                                               EXHIBIT NUMBER 11

                 STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

The following table shows the computation of the basic and diluted earnings per share for the six months ended June 30 (dollars in thousands, except per share amounts):

                                              Net income         Weighted average number        Earnings per share
                                                                       of shares
          6/30/03
Earnings per share, basic                       $3,693                  7,506,591                      $0.49
Effect of stock options-net                                               122,029
                                                                        ---------
Earnings per share, diluted                     $3,693                  7,628,620                      $0.48
          6/30/02
Earnings per share, basic                       $4,063                  7,471,576                      $0.54
Effect of stock options-net                                               128,446
                                                                        ---------
Earnings per share, diluted                     $4,063                  7,600,022                      $0.53



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